Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

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FAX 804 • 788 • 8218

September 24, 2008	File No. 64887.000033
Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue
Bethesda, Maryland 20814
First Potomac Realty Trust
2,875,000 Common Shares of Beneficial Interest
Ladies and Gentlemen:
     We have acted as special securities counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the issuance of up to 2,875,000 common shares of beneficial interest, $.001 par value per share, of the Company, (including an option granted to the underwriters to purchase up to 375,000 common shares to cover over-allotments, if any) (collectively, the “Shares”) pursuant to an Underwriting Agreement, dated as of September 24, 2008 (the “Underwriting Agreement”) among the Company, First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, and KeyBanc Capital Markets Inc., as representative of the several underwriters named on Schedule A thereto.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with the foregoing, we have examined the following:
     (i) the Company’s Registration Statement on Form S-3 (Registration No. 333-142147), as filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2007, as amended by Post-Effective Amendment No. 1 thereto, filed by the Company with the Commission on August 19, 2008, and Post-Effective Amendment No. 1 thereto, as filed by the Company with the Commission on August 22, 2008 (as amended at the time it became effective, the “Registration Statement”) pursuant to the Securities Act;
     (ii) the base prospectus included in the Registration Statement (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated September 23, 2008 in the form filed with the Commission on September 24, 2008 pursuant to Rule 424(b) under the Securities Act;

Board of Trustees
First Potomac Realty Trust
September 24, 2008

     (iii) the Base Prospectus as supplemented by the final prospectus supplement dated September 24, 2008 (together, the “Prospectus”);
     (iv) the Underwriting Agreement;
     (v) the First Amended and Restated Declaration of Trust of the Company (the “Charter”), filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on September 26, 2003, as certified as of September 23, 2008 by the SDAT and as of the date hereof by the Secretary of the Company;
     (vi) the Company’s Amended and Restated Bylaws, as certified as of the date hereof by the Secretary of the Company;
     (vii) resolutions of the Board of Trustees of the Company dated as of April 3, 2007 and September 16, 2008, and of the Pricing Committee of the Board of Trustees of the Company dated as of September 24, 2008, each as certified as of the date hereof by the Secretary of the Company;
     (viii) A Certificate of Officers of the Company dated the date hereof, as to certain factual matters; and
     (ix) the certificate of the SDAT, dated as of September 23, 2008, as to the due formation, valid existence and good standing of the Company.
     For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). We have also assumed that the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.
     As to factual matters, we have relied upon representations contained in the Underwriting Agreement, upon certificates of officers of the Company and upon certificates and verbal advice of public officials, including the SDAT, without independent investigation.
     Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

Board of Trustees
First Potomac Realty Trust
September 24, 2008

     1. The Company is a Maryland real estate investment trust duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.
     2. The issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement and upon payment therefor in the manner contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
     Opinion paragraph 1 with respect to the due formation, existence and good standing of the Company is based solely on the certificate of the SDAT described in paragraph (ix) above and is given as of the date thereof.
     We do not purport to express any opinion on any laws other than the Maryland REIT Law. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
     This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we do not undertake to advise you of any change in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.
Very truly yours,
/s/ Hunton & Williams LLP